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                                                                   Exhibit 4.13

                         CONSOLIDATED AMENDMENT NO. 1
                                      TO
                               CREDIT AGREEMENT

        This Consolidated Amendment No. 1 to Credit Agreement (this "Amendment"), dated as of March 28, 1996, is entered into by and between SPECIALTY CHEMICAL RESOURCES, INC. ("Borrower") and National City Bank ("Bank").

                                 WITNESSETH:

        WHEREAS, Borrower, successor by merger to Aerosol Systems, Inc., and Bank have entered into a Credit Agreement dated March 30, 1992, as amended by a certain First Amendment dated as of March 3, 1993 (the "First Amendment") and a certain Second Amendment dated as of April 13, 1995 (the "Second Amendment") (as amended, the "Credit Agreement"; all terms used in the Credit Agreement being used herein with the same meaning); and

        WHEREAS, the parties desire to further amend certain provisions of the Credit Agreement to (a) extend the expiration date until May 31, 1997 (b) modify the interest rate applicable to the subject loans, (c) provide for a deferred extension fee upon certain circumstances and (d) modify various financial convenants and other provisions of the Credit Agreement; and

        WHEREAS, Borrower has requested that Bank waive certain requirements of the Credit Agreement which have not been met and Bank is willing to honor Borrower's request subject to the terms and conditions of this Amendment; and

        WHEREAS, in light of the fact that certain terms set forth in previous amendments have been affected by later amendments and/or will be affected by this Amendment and for ease of reference, the parties also desire to restate and consolidate in this Amendment all amendments to the Credit Agreement that are effective on and as of the date hereof;

        NOW, THEREFORE, in consideration of the foregoing and the mutual convenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT
            ------------------------------

A. Subsection 2A.02 of the Credit Agreement is hereby amended by deleting the date May 31, 1994 and by substituting for that deleted date the date
"May 31, 1997".

B. Subsection 2B.05 of the Credit Agreement is hereby amended in its entirety to read as follows:

        "2B.05 LOAN MIX -- The subject loans at any one time outstanding shall consist of RR loans."

C. Subsection 2B.07 of the Credit Agreement is hereby amended in its entirety to read as follows:

        "2B.07 MATURITIES -- The stated maturity of each RR loan shall be the expiration date."





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D.      Subsection 2B.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

        "2B.12 INTEREST: RR LOANS -- The principal of and overdue interest on the RR loans shall bear interest payable in arrears on the first day of each month, commencing May 1, 1992 and at maturity and computed (in accordance with subsection 8.10)

                (a) prior to maturity, at a fluctuating rate equal to the reference rate from time to time in effect plus two and one-quarter percent (2-1/4%) and

                (b) after maturity (whether occurring by lapse of time or by acceleration), at a fluctuating rate equal to the reference rate from time to time in effect plus three percent (3%) per annum, with each change in the reference rate automatically and immediately changing the rate thereafter applicable to the RR Loans; provided, that in no event shall the rate applicable to the RR Loans at any time after the maturity thereof be less than the rate applicable thereto immediately before maturity regardless of future reductions in the reference rate."

E. Subsection 2B.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

        "2B.15 PREPAYMENTS -- Borrower may from time to time prepay the principal of the RR loans in whole or in part, subject to the following:

                (a) Each prepayment of the RR loans may be made without penalty or premium.

                (b) No prepayment shall of itself reduce the subject commitment.

                (c) Concurrently with each prepayment, Borrower shall prepay the interest accrued on the prepaid principal."

F. Subsections 2B.06, 2B.08, 2B.13, 2B.16, 2B.17 and Section 6C of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

        "2B.06  [Reserved]
        2B.08   [Reserved]
        2B.13   [Reserved]
        2B.16   [Reserved]
        2B.17   [Reserved]
        6C      [Reserved]"

G. Subsections 3B.01 through 3B.03 of the Credit Agreement are hereby amended in their entirety to read as follows:

        "3B.01 TANGIBLE NET WORTH -- Borrower will not suffer or permit the sum of the consolidated tangible net worth of the companies at any time to be less than the required minimum amount in effect at the time in question. The required minimum amount shall be seven million sixty thousand dollars ($7,060,000) during the fourth fiscal quarter of 1995, six million eight hundred and seventy-five thousand dollars ($6,875,000) during the first fiscal quarter of 1996, seven million one hundred twenty-nine thousand dollars ($7,129,000) during the second fiscal

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        quarter of 1996, seven million five hundred forty-eight thousand dollars
        ($7,548,000) during the third fiscal quarter of 1996 and seven million nine hundred forty-one thousand dollars ($7,941,000) during the fourth fiscal quarter of 1996 or any time thereafter.

        3B.02   LEVERAGE -- Borrower will not suffer or permit the ratio (the
        "leverage ratio") of the total liabilities of the companies to the tangible net worth of the companies, all as determined on a consolidated basis, at any time to exceed 2.61:1 during the first fiscal quarter of 1996, 2.36:1 during the second fiscal quarter of 1996, 2.12:1 during the third fiscal quarter of 1996 or 1.94:1 during the fourth fiscal quarter of 1996 or at any time thereafter.

        3B.03   FIXED CHARGE COVERAGE -- Borrower will not, during any fiscal quarter of Borrower, commencing with the quarter beginning October 1, 1996, suffer or permit the ratio of the aggregate of

                (a) the net income of the companies for that quarter and the three preceding quarters plus

                (b) the aggregate interest expense of the companies for that quarter and the three preceding quarters plus

                (c) the aggregate federal, state and local income taxes of the companies for that quarter and the three preceding quarters plus

                (d) the aggregate operating lease expense of the companies for that quarter and the three preceding quarters to the sum of the aggregate interest expense of the companies for that quarter and the three preceding quarters plus the aggregate operating lease expense of the companies for that quarter and the three preceding quarters, all as determined on a consolidated basis, to be less than ninety-three one hundredths to one (.93:1)."

H.      The following new subsection 3B.04 is hereby added to the Credit
Agreement:

        "3B.04 PRETAX INTEREST COVERAGE -- Borrower will not, during any fiscal quarter of Borrower, commencing with the quarter ending June 30, 1996, suffer or permit the aggregate of

                (a)     the net income of the companies for that quarter plus

                (b) the aggregate interest expense of the companies for that quarter plus

                (c) the aggregate federal, state and local income taxes of the companies for that quarter to the interest expense of the companies for that quarter, all as determined on a consolidated basis, to be less than 1.12:1 during the second fiscal quarter of 1996, 1.71:1 during the third fiscal quarter of 1996 or 1.66:1 during the fourth fiscal quarter of 1996 or at any time thereafter."

I. Subsection 3D.04(vi) of the Credit Agreement is hereby amended in its entirety to read as follows:



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       "(vi)  any operating lease (i.e., any lease other than any capitalized lease, it being agreed that a capitalized lease is a lien rather than a lease for the purposes of this Agreement),"

J. Section 3D.05 of the Credit Agreement is hereby amended in its entirety to read as follows

       "3D.05 FIXED ASSETS -- The companies viewed on a consolidated basis, will not invest (net after trade-ins, if any) in fixed assets and leasehold improvements more than $50,000 during the first fiscal quarter of 1996, $425,000 during the second fiscal quarter of 1996, $500,000 during the third fiscal quarter of 1996 or $500,000 during the fourth fiscal quarter of 1996. After the end of the fourth fiscal quarter in 1996, the companies, viewed on a consolidated basis, will not invest (net after trade-ins, if any) in fixed assets and leasehold improvements during any fiscal year more than 150% of their allowable depreciation charges for the prior fiscal year."

K. Section 5A.06 of the Credit Agreement is hereby amended in its entirety to read as follows:

       "5A.06 CONTROL -- If (a) any person or entity (EXCEPT Guarantor or any present officer or director of Borrower or any two or more of them acting in concert) shall acquire the power, whether by contract or otherwise, to elect a majority of Borrower's directors or (b) Edwin M. Roth shall cease to own at leased twenty percent (20%) of Borrower's outstanding capital stock. As used in this subsection, in concert means by reason of common ownership, contract or other common understanding or arrangement."

L. Any remaining references to "LIBOR," or "LIBOR loans" in the Credit Agreement shall be deemed to be of no further force and effect.

M. Section 8.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

       "8.15 JURISDICTION -- Borrower and Bank agree that any action or proceeding commenced by or on behalf of either of them arising out of this Agreement or relating to the subject loans or any related writings shall be commenced and maintained exclusively in any federal or Ohio common pleas court sitting in Cuyahoga County, Ohio; provided, however, that Bank shall have the right to proceed against Borrower and the properties of Borrower in any court in enforcing any order of any federal or Ohio common pleas court sitting in Cuyahoga County, Ohio or realizing on any security in connection with such order, in which case Borrower shall have no right to assert any defense if the proceeding is in any court located outside Cuyahoga County, Ohio."

N.     The following new section 8.16 is hereby added to the Credit Agreement:

       "8.16 DEFERRED EXTENSION FEE -- In the event Borrower fails to refinance the subject loan in its entirety with either another division of Bank or another financial institution before March 31, 1997, Borrower agrees to pay Bank a deferred extension fee in an amount equal to fifty-five thousand dollars ($55,000), which amount shall be payable on March 31, 1997. Borrower acknowledges and agrees that the conditional payment of such deferred compensation fee is partial consideration and a bargained-for inducement for Bank entering into a certain Consolidated Amendment No. 1 to Credit Agreement with Borrower.


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SECTION II - Waiver
             -------

        Bank hereby waives all violations of the general financial standards contained in section 3B of the Credit Agreement (except any violation of the tangible net worth financial standard contained in subsection 3B.01) which occurred prior to the date hereof. In addition, Bank hereby waives any violations of the fixed asset negative covenant contained in section 3D.05 of the Credit Agreement which occurred prior to the date hereof. The execution, delivery and effectiveness of this Amendment and the specific waivers set forth herein shall not operate as a waiver of any other right, power or remedy of Bank under the Credit Agreement or constitute a continuing waiver of any kind except as expressly stated.

SECTION III - Effectiveness
              -------------

        This amendment is effective upon execution, provided, however, the Amendment shall terminate if Borrower does not, prior to April 4, 1996, deliver to Bank the following items (in form and substance acceptable to Bank):


        (A) a Certificate of the secretary of Borrower certifying (1) that Borrower's Articles of Incorporation and Code of Regulations have not been amended since the execution of the Credit Agreement (or certifying that true, correct and complete copies of any amendments are attached), (2) that copies of resolutions of the Board of Directors of Borrower are attached with respect to the approval of this Amendment and of the matters contemplated hereby and authorizing the execution, delivery and performance by Borrower of this Amendment and each other document to be delivered pursuant hereto and (3) as to the incumbency and signatures of the officers of Borrower signing this Amendment and each other document to be delivered pursuant hereto;


        (B) such other documents as Bank may request to implement this Amendment and the transactions contemplated hereby.

If Bank shall consummate the transaction contemplated hereby prior to the fulfillment of the conditions set forth above, the consummation of such transaction shall constitute only an extension of time for the fulfillment of such conditions and not a waiver thereof.

SECTION IV - Representations and Warranties:
             -------------------------------

        Borrower hereby repesents and warrants to Bank that

        (A) none of the representations and warranties made in subsections 4B.01 through 4B.08 of the Credit Agreement has ceased to be true and complete in any material respect as of the date hereof; and

        (B) as of the date hereof no "default under this Agreement" has occurred that is continuing.

SECTION V - Acknowledgments Concerning Outstanding Loans
            --------------------------------------------

        Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, defense, claim or counterclaim of any nature whatsoever.


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SECTION VI.  References
             -----------

        On and after the effective date of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Credit Agreement, and each reference in the subject, notes or other related writings to the "Credit Agreement", "thereof", or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. To the extent any amendment set forth in any previous amendment is omitted from this Amendment, the same shall be deemed eliminated as between Borrower and the Bank hereto as of the date hereof. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Credit Agreement or constitute a waiver of any provision of the Credit Agreement except as specifically set forth herein.

SECTION VII - Governing Law
              -------------

        This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

        IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.


NATIONAL CITY BANK                      SPECIALTY CHEMICAL RESOURCES, INC.



By:  /s/ A.J. DiHare                    By:   /s/ Edwin M. Roth
    -----------------------------            ------------------------------
Printed Name: A. J. DiHare              Printed Name:  Edwin M. Roth
              -------------------
Title:  VICE PRESIDENT                  Title:  President


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